PROSPECTUS SUPPLEMENT                                   REGULATION 424B4
   (To Prospectus Dated July 1, 1996)                      Reg. No. 333-06443

                                  77,024 Shares

                                    (LOGO)

                                  Common Stock

             This Prospectus Supplement pertains to the offer and sale of up to 77,024 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company") by or for the account of Wilson Refuse, Inc. ("Selling Shareholder").

             This Prospectus Supplement does not contain complete information regarding the offering of Common Stock by the Selling Shareholder and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder.

             See "Risk Factors" commencing on page 4 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Common Stock offered hereby.
                            ________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
                         SECURITIES AND EXCHANGE COMMIS-
               SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                            ________________________

             The Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                           Information with Respect to
                               Selling Shareholder

                                                                Number of
                           Number of Shares                      Shares
                            of Common Stock                      of Common
                                Owned                          Stock to be
                               Prior to         Number of       Owned After
            Name               Offering      Shares Offered      Offering

    Wilson Refuse, Inc. (1)    77,024 (1)         77,024             0
   _________________________________

             (1) The Selling Shareholder acquired on February 27, 1997 an additional 77,024 shares of Common Stock from the Company as additional consideration paid pursuant to the Company's acquisition of the assets and business of the Selling Shareholder's solid waste and recyclables collection operation, which services the St. Louis, Missouri metropolitan area. The acquisition was originally completed on October 15, 1996.

             The date of this Prospectus Supplement is May 12, 1997.